UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2025
SALARIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2450 Holcombe Blvd. Suite X Houston, TX		77021
(Address of principal executive offices)		(Zip Code)
(713) 913-5608
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SLRX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2025, the Company and each of Mr. Frederick E. Pierce, Dr. Barbara Hibner and Mr. Peter Marschel entered into employment agreements (the “Employment Agreements”) to serve as Chief Executive Officer, Chief Scientific Officer, and Chief Business Officer, respectively (collectively, the “Executive Officers”).

The Employment Agreements contain the following terms:

Cash Compensation. Each Executive Officer’s annual base salary will equal $225,000 (“Base Salary”) and each will be eligible to receive a target annual bonus of 35% of the base salary, to be earned based upon the achievement of performance objectives to be determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Benefits. Each Executive Officer will be eligible to participate in any company-sponsored benefit plans and programs, including medical, dental, life and disability insurance, holidays and other perquisites, at a level appropriate for his or her position and duties and to the extent that the Company makes such benefits generally available to executives of the Company. The Company may from time to time, in its sole discretion, amend, adjust or discontinue the benefits available to the Company’s executives and employees.

Termination for Cause or as a Result of Death, Disability or Resignation. If any Executive Officer’s employment is terminated by the Company for “cause”, or if employment is terminated as a result of his or her death or “disability” or the applicable Executive Officer’s resignation without “good reason”, the Company shall pay such Executive Officer (i) any unpaid Base Salary accrued up to the date of termination, (ii) accrued but unused vacation, (iii) benefits payable to such Executive Officer pursuant to the terms and conditions of any benefit plan or program in which such Executive Officer participated during the term of employment and (iv) unreimbursed business expenses.

Termination without Cause or Resignation for Good Reason. If the Company terminates any of the Executive Officer’s employment other than for “cause,” or in the event any Executive Officer terminates his or her employment with “good reason,” then such Executive Officer will receive (i) severance pay in an amount equal to $225,000 and (ii) a monthly payment as a reimbursement that in the aggregate is equal to nine months of COBRA benefits at active employee rates (together, the “Severance Payments”).

The definitions of “cause” and “good reason” are set forth in the Employment Agreements. Each Executive Officer is required to deliver a formal release of all claims prior to, and as a condition of, his or her receipt of any of the Severance Payments or other post-employment benefits described in the Employment Agreement.

The foregoing description of the Employment Agreements in this Current Report on Form 8-K is a summary of, and is qualified in its entirety by, the terms of each Employment Agreement. A copy of the Employment Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement by and between the Company and Frederick E. Pierce.
10.2	Executive Employment Agreement by and between the Company and Barbara Hibner.
10.3	Executive Employment Agreement by and between the Company and Peter Marschel.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARIUS PHARMACEUTICALS, INC.

Date: November 19, 2025	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum Executive Vice President & Chief Financial Officer